Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-156144, 333-153080, 333-118269, 333-118245, 333-88076, 333-53715, 333-87775, 333-87803, 333-49106, and 333-110243 on Form S-8 and 333-73157 on Form S-3 of our report dated February 26, 2009, relating to the consolidated financial statements of Louisiana-Pacific Corporations (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, as of January 1, 2008 with respect to the Company’s recurring financial assets and liabilities, Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) as of December 31, 2008 for the measurement date provisions and as of December 31, 2006 for the recognition and disclosure provisions, Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 on January 1, 2007, and Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment on January 1, 2006), and our report dated February 26, 2009 relating to the effectiveness of Louisiana-Pacific Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Louisiana-Pacific Corporation for the year ended December 31, 2008.

DELOITTE & TOUCHE LLP

Nashville, Tennessee

February 26, 2009